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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                 AMENDMENT NO. 1
                                       to
                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                             -----------------------

                      Annuity and Life Re (Holdings), Ltd.
                                (Name of Issuer)

                         Common Shares, par value $1.00
                         (Title of Class of Securities)

                                    G03910109
                                 (CUSIP Number)

                             -----------------------

                        Insurance Partners Advisors, L.P.
                               54 Thompson Street
                               New York, NY 10012
                           Attention: Robert A. Spass
                            Tel. No.: (212) 965-0800
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                             -----------------------

                                October 25, 1999
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               Page 1 of 19 Pages

                                  SCHEDULE 13D

CUSIP NO. G03910109                                           Page 2 of 19 Pages
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Insurance Partners, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          00 -- Contributions from partners

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
                                7         SOLE VOTING POWER

           NUMBER OF                      -0- shares
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        None
             WITH
                                9         SOLE DISPOSITIVE POWER

                                          -0- shares

                                10        SHARED DISPOSITIVE POWER

                                          None

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0- shares

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [X]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          PN

                                  SCHEDULE 13D

CUSIP NO. G03910109                                           Page 3 of 19 Pages
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Insurance GenPar, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          Not applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
                                7         SOLE VOTING POWER

           NUMBER OF                      -0- shares
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        None
             WITH
                                9         SOLE DISPOSITIVE POWER

                                          -0- shares

                                10        SHARED DISPOSITIVE POWER

                                          None

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0- shares (1)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [X]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          PN


(1) Solely in its capacity as the general partner of Insurance Partners, L.P.

                                  SCHEDULE 13D

CUSIP NO. G03910109                                           Page 4 of 19 Pages
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Insurance GenPar MGP, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          Not applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                7         SOLE VOTING POWER

           NUMBER OF                      -0- shares
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        None
             WITH
                                9         SOLE DISPOSITIVE POWER

                                          -0- shares

                                10        SHARED DISPOSITIVE POWER

                                          None

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0- shares (1)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [X]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          PN

(1) Solely in its capacity as the general partner of Insurance Genpar, L.P., which is the general partner of Insurance Partners, L.P.

                                  SCHEDULE 13D

CUSIP NO. G03910109                                           Page 5 of 19 Pages
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Insurance GenPar MGP, Inc.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          Not applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                7         SOLE VOTING POWER

           NUMBER OF                      -0- shares
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        None
             WITH
                                9         SOLE DISPOSITIVE POWER

                                          -0- shares

                                10        SHARED DISPOSITIVE POWER

                                          None

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0- shares (1)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [X]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          CO

(1) Solely in its capacity as the general partner of Insurance GenPar MGP, L.P., which is the general partner of Insurance GenPar, L.P., which is the general partner of Insurance Partners, L.P.

                                  SCHEDULE 13D

CUSIP NO. G03910109                                           Page 6 of 19 Pages
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Insurance Partners Offshore (Bermuda), L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          00 -- Contributions from partners

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda

                                7         SOLE VOTING POWER

           NUMBER OF                      -0- shares
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        None
             WITH
                                9         SOLE DISPOSITIVE POWER

                                          -0- shares

                                10        SHARED DISPOSITIVE POWER

                                          None

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0- shares

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [X]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          PN

                                  SCHEDULE 13D

CUSIP NO. G03910109                                           Page 7 of 19 Pages
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Insurance GenPar (Bermuda), L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          Not applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda

                                7         SOLE VOTING POWER

           NUMBER OF                      -0- shares
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        None
             WITH
                                9         SOLE DISPOSITIVE POWER

                                          -0- shares

                                10        SHARED DISPOSITIVE POWER

                                          None

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0- shares (1)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [X]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          PN

(1) Solely in its capacity as the general partner of Insurance Partners Offshore (Bermuda), L.P.

                                  SCHEDULE 13D

CUSIP NO. G03910109                                           Page 8 of 19 Pages
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Insurance GenPar (Bermuda) MGP, L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          Not applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda

                                7         SOLE VOTING POWER

           NUMBER OF                      -0- shares
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        None
             WITH
                                9         SOLE DISPOSITIVE POWER

                                          -0- shares

                                10        SHARED DISPOSITIVE POWER

                                          None

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0- shares (1)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [X]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          PN

(1) Solely in its capacity as the general partner of Insurance GenPar (Bermuda), L.P., which is the general partner of Insurance Partners Offshore (Bermuda), L.P.

                                  SCHEDULE 13D

CUSIP NO. G03910109                                           Page 9 of 19 Pages
          ---------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Insurance GenPar (Bermuda) MGP, Ltd.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
                                                                         (B) [X]

3         SEC USE ONLY


4         SOURCE OF FUNDS

          Not applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                 [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda

                                7         SOLE VOTING POWER

           NUMBER OF                      -0- shares
            SHARES
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        None
             WITH
                                9         SOLE DISPOSITIVE POWER

                                          -0- shares

                                10        SHARED DISPOSITIVE POWER

                                          None

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0- shares (1)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                             [X]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14        TYPE OF REPORTING PERSON

          CO

(1) Solely in its capacity as the general partner of Insurance GenPar (Bermuda) MGP, L.P., which is the general partner of Insurance GenPar (Bermuda), L.P., which is the general partner of Insurance Partners Offshore (Bermuda), L.P.

                                                             Page 10 of 19 Pages

Item 1.  Security and Issuer.

         This Amendment No. 1 amends and supplements the statement on Schedule 13D filed on July 15, 1998 and relates to the Common Shares, par value $1.00 per share, of Annuity and Life Re (Holdings), Ltd. (the "Company"). This Amendment is being filed pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The address of the principal executive offices of the Company is Victoria Hall, Victoria Street, P.O. Box HM1262, Hamilton HM FX, Bermuda.

Item 5.  Interest in Securities of the Issuer.

         Item 5 is hereby amended and supplemented by the addition thereof of the following:

                  "(a) As of the date of this Amendment No. 1 to Schedule 13D, the Reporting Persons no longer own Common Shares of the Company.

                  (b) Not applicable.

                  (c) On October 25, 1999, Insurance Partners, L.P. and Insurance Partners Offshore (Bermuda), L.P. (collectively, the "Sellers"), Overseas Partners Ltd. ("Overseas") and the Company executed a Stock Purchase Agreement (the "Agreement") pursuant to which Overseas paid the Sellers $38,315,610.50 for a total of 1,773,050 Common Shares (the "Shares") and $906,250.00 for a total of 125,000 class B warrants of the Company (the "Warrants"). The closing of the purchase of the Shares and Warrants took place on October 26, 1999.

                  In addition, pursuant to the Agreement, the Sellers assigned their rights and obligations under two registration rights agreements, one between Insurance Partners, L.P. and the Company and the other between Insurance Partners Offshore (Bermuda), L.P. and the Company, to Overseas. The Sellers also assigned their right, pursuant to a letter agreement with the Company, to designate one director of the Company, to Overseas.

                  (d) Not applicable.

                  (e) As of October 26, 1999, the Reporting Persons no longer beneficially own Common Shares of the Company. Accordingly, this Amendment No. 1 to Schedule 13D constitutes the final amendment."

                                                             Page 11 of 19 Pages

Item 7.  Material to be filed as Exhibits.


Exhibit
Number                   Description
------                   -----------
Exhibit 4                Joint Filing Agreement.

                                                             Page 12 of 19 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  October 29, 1999

                  INSURANCE PARTNERS, L.P.,
                  a Delaware limited partnership

                  By:      Insurance GenPar, L.P.,
                           a Delaware limited partnership,
                           its General Partner

                  By:      Insurance GenPar MGP, L.P.,
                           a Delaware limited partnership,
                           its General Partner

                  By:      Insurance GenPar MGP, Inc.,
                           a Delaware corporation,
                           its General Partner

                  By:      /s/ Robert A. Spass
                           -------------------
                           Name:  Robert A. Spass
                           Title: President


                  INSURANCE GENPAR, L.P.,
                  a Delaware limited partnership

                  By:      Insurance GenPar MGP, L.P.,
                           a Delaware limited partnership,
                           its General Partner

                  By:      Insurance GenPar MGP, Inc.,
                           a Delaware corporation,
                           its General Partner

                  By:      /s/ Robert A. Spass
                           -------------------
                           Name:  Robert A. Spass
                           Title: President

                                                             Page 13 of 19 Pages

                  INSURANCE GENPAR MGP, L.P.,
                  a Delaware limited partnership

                  By:      Insurance GenPar MGP, Inc.,
                           a Delaware corporation,
                           its General Partner

                  By:      /s/ Robert A. Spass
                           -------------------
                           Name:  Robert A. Spass
                           Title: President


                  INSURANCE GENPAR MGP, INC.,
                  a Delaware corporation

                  By:      /s/ Robert A. Spass
                           -------------------
                           Name:  Robert A. Spass
                           Title: President


                  INSURANCE PARTNERS OFFSHORE
                  (BERMUDA), L.P.,
                  a Bermuda limited partnership

                  By:      Insurance GenPar (Bermuda), L.P.,
                           a Bermuda limited partnership, its
                           General Partner

                  By:      Insurance GenPar (Bermuda) MGP,
                           L.P., a Bermuda limited partnership, its
                           General Partner

                  By:      Insurance GenPar (Bermuda) MGP,
                           Ltd., a Bermuda corporation, its
                           General Partner

                  By:      /s/ Robert A. Spass
                           -------------------
                           Name:  Robert A. Spass
                           Title: President

                                                             Page 14 of 19 Pages

                  INSURANCE GENPAR (BERMUDA), L.P.,
                  a Bermuda limited partnership

                  By:      Insurance GenPar (Bermuda) MGP,
                           L.P., a Bermuda limited partnership, its
                           General Partner

                  By:      Insurance GenPar (Bermuda) MGP,
                           Ltd., a Bermuda corporation, its
                           General Partner

                  By:      /s/ Robert A. Spass
                           -------------------
                           Name:  Robert A. Spass
                           Title: President


                  INSURANCE GENPAR (BERMUDA) MGP,
                  L.P., a Bermuda corporation

                  By:      Insurance GenPar (Bermuda) MGP,
                           Ltd., a Bermuda corporation,
                           its General Partner

                  By:      /s/ Robert A. Spass
                           -------------------
                           Name:  Robert A. Spass
                           Title: President


                  INSURANCE GENPAR (BERMUDA) MGP,
                  LTD., a Bermuda corporation

                  By:      /s/ Robert A. Spass
                           -------------------
                           Name:  Robert A. Spass
                           Title: President

                                                             Page 15 of 19 Pages

                                  EXHIBIT INDEX


          Exhibit                                              Sequential
          Number             Description                       Page Number
          ------             -----------                       -----------
          Exhibit 4          Joint Filing Agreement.               16